Exhibit 99.2

AMENDMENT NO. 1

TO THE

QUAKER CHEMICAL CORPORATION RETIREMENT SAVINGS PLAN

(As Amended and Restated Effective January 1, 1997)

WHEREAS, Quaker Chemical Corporation (the “Corporation”) maintains the Quaker Chemical Corporation Retirement Savings Plan (the “Plan”);

WHEREAS, the Plan was most recently amended and restated effective January 1, 1997; and

WHEREAS, the Corporation wishes to amend the Plan to add provisions governing participation by United Lubricants Corporation employees;

NOW, THEREFORE, the Plan is hereby amended, effective March 13, 2002, as follows:

1. A new Section 1.21A is added following Section 1.21 to read as follows:

1.21A “Forfeiture” means, with respect to a ULC Participant, that portion of the Participant’s Account that is not Vested. Forfeiture shall occur on the earlier of (a) the date on which distribution is made to the ULC Participant of the portion of his Participant’s Account that is Vested, or (b) the last day of the Plan Year in which the ULC Participant incurs five (5) consecutive 1-Year Breaks in Service. In addition, the term Forfeiture shall also include amounts deemed to be Forfeitures pursuant to any other provision of this Plan.

2. New Sections 1.57A and 1.57B are added following Section 1.57 to read as follows:

1.57A “ULC Employee” means an individual who is employed by United Lubricants Corporation.

1.57B “ULC Participant” means a Participant who is a ULC Employee.

3. New Section 1.58A is added following Section 1.58 to read as follows:

1.58A “Vested” means the nonforfeitable portion of any account maintained on behalf of a Participant.

4. Section 1.59 is amended to read as follows:

1.59 “Year of Service” means:

(a) For all purposes of this Plan except for purposes of Section 3.1(b) and Section 3.1(c), a Plan Year during which an Employee completes 1,000 or more Hours of Service, and

(b) For purposes of Section 3.1(b) and Section 3.1(c), the consecutive 12-month period beginning with the date the Employee’s employment with the Employer or any Affiliated Employer commenced (such date being the first day for which the Employee is credited with an Hour of Service) if, during such consecutive 12-month period, the Employee completes 1,000 Hours of Service; provided, however, that if, during such consecutive 12-month period, the Employee does not complete 1,000 Hours of Service, then “Year of Service” shall mean any Plan Year beginning after the Employee’s date of employment during which the Employee completes 1,000 or more Hours or Service. In either event, for purposes of Section 3.1, a Year of Service is not completed until the end of the consecutive 12-month period or the Plan Year, as the case may be, without regard to when during that period the 1,000 Hours of Service are completed, and in determining a Participant’s Years of Service the Employee shall receive credit for his Hours of Service for the Employer or any Affiliated Employer whether or not he was an Employee at the time such Hours of Service were completed.

(c) For purposes of this Plan, service with AC Products, Inc. shall be deemed to constitute service with the Employer.

(d) For purposes of this Plan, a ULC Participant’s service with United Lubricants Corporation prior to March 1, 2002 shall be deemed to constitute service with the Employer.

5. Sections 3.1 is amended to read as follows:

3.1 CONDITIONS OF ELIGIBILITY

(a) An Eligible Employee, other than a ULC Employee or Employee described in Section 3.3(b), shall be eligible to become a Participant in the Plan and to make Elective Contributions to the Plan and receive Matching Contributions on the date on which the Eligible Employee’s employment with the Employer commenced or as soon as administratively practicable thereafter.

(b) An Eligible Employee described in subsection (a) shall become eligible to receive an allocation of Discretionary Contributions made by the Employer pursuant to Section 4.3(b) only upon completing one (1) Year of Service. Upon completing one (1) Year of Service, each such Eligible Employee shall begin to participate in the Plan for Discretionary Contribution purposes on the first day of the month coincident with or next following the date on which the Eligible Employee meets the one (1) Year of Service requirement.

(c) An Eligible Employee who is a ULC Employee and who has completed one (1) Year of Service and attained age 21 shall be eligible to become a Participant in the Plan and to make Elective Contributions to the Plan and receive Matching Contributions on the applicable Entry Date specified in subsection (d).

(d) Except as provided in Section 3.3(b), the Entry Date for an Eligible Employee who is not a ULC Employee shall be the date described in subsection (a). The Entry Date for a ULC Employee who has satisfied the conditions of eligibility set forth in subsection (c) on March 1, 2002 shall be March 1, 2002. The Entry Date of any other ULC Employee shall be the earlier of the first day of the Plan Year or the first day of the seventh month of such Plan Year coinciding with or next following the date such Employee meets the eligibility requirements of subsection (c) provided he is an Eligible Employee as of such date (or if not employed on such date, as of the date of rehire if a one (1) Year Break in Service has not occurred).

6. The second paragraph of Section 4.3(a) is amended to read as follows:

Notwithstanding the foregoing, (i) no Matching Contribution shall be made on behalf of or allocated to the account of those Employees designated by the Employer as AC Participants, and (ii) the Employer shall make a Matching Contribution to the Plan on behalf of an eligible ULC Participant equal to twenty five percent (25%) of such Participant’s Deferred Compensation up to the first six percent (6%) of such Participant’s Compensation. A ULC Participant shall not be eligible to receive a Matching Contribution with respect to a Plan Year unless he (i) is an active employee of an Employer on the last day of such year, (ii) terminated employment with an Employer during such year on his Retirement Date or on account of death, or (iii) incurred a Total and Permanent Disability during such year. A ULC Participant’s Matching Contributions shall be invested in the Quaker Stock Fund only if, and to the extent, the ULC Participant so directs in accordance with Section 4.11.

7. The second paragraph of Section 4.3(b) is amended to read as follows:

Notwithstanding the foregoing, no Discretionary Contribution shall be made on behalf of or allocated to the account of those Employees designated by the Employer as AC Participants or ULC Participants.

8. Section 4.5(b)(iii) is amended to read as follows:

(iii) With respect to Discretionary Contributions, if any, made pursuant to Section 4.3(b), to each eligible Participant’s Account in the same proportion that each eligible Participant’s Base Compensation for the year bears to the total Base Compensation of all Participants for such year. Except as provided in Section 4.5(d), only those Participants who (A) have completed a Year of Service during the Plan Year; (B) are actively employed on the last day of the Plan Year; and (C) are not designated by the Employer as AC Participants or ULC Participants, shall be eligible to share in the allocation of Discretionary Contributions for the Plan Year.

9. Section 4.5 is amended by adding new subsections (k), (l) and (m) to read as follows:

(k) As of the last day of each Plan Year, any amounts which become a Forfeiture during such Plan Year shall, in the discretion of the Administrator, be used to (i)

reduce the Employer’s obligation to make Matching Contributions under Section 4.3, or (ii) pay any administrative expenses of the Plan.

(l) If a Former Participant who was a ULC Participant is reemployed after five (5) consecutive 1-Year Breaks in Service, then separate accounts shall be maintained as follows:

(1) one account for nonforfeitable benefits attributable to pre-break service; and

(2) one account representing his status in the Plan attributable to post-break service.

(m) If a Former Participant who was a ULC Participant is reemployed as an Eligible Employee, any Forfeiture of his Participant’s Account that has occurred under Section 1.21A(a) shall be restored to his Participant’s Account by the Employer if the Participant repays to the Plan in full the amount of the distribution he received; provided such repayment is made not later than the earlier of (i) the close of the first period of five (5) consecutive 1-Year Breaks in Service commencing after the distribution, or (ii) five years after the date on which the Participant again becomes an Eligible Employee.

10. Section 4.11(a) is amended by adding a new paragraph (iii) at the end thereof to read as follows:

(iii) Notwithstanding the foregoing, a ULC Participant shall be permitted to designate the investment category or categories in which the Matching Contributions contributed by the Employer on his behalf shall be invested.

11. Section 6.2(b) is amended to read as follows:

(b) Upon the death of a Former Participant, the Administrator shall direct the Trustee, in accordance with the provisions of Sections 6.6 and 6.7, to distribute any remaining Vested amounts credited to the accounts of a deceased Former Participant to such Former Participant’s Beneficiary.

12. Section 6.3 is amended to read as follows:

6.3 DETERMINATION OF BENEFITS IN EVENT OF DISABILITY

In the event of a Participant’s Total and Permanent Disability prior to his Retirement Date or other termination of his employment, all amounts credited to such Participant’s Aggregate Account shall become fully Vested, and the Trustee, in accordance with the provisions of Sections 6.5 and 6.7, shall, at the election of the Participant, distribute to such Participant all amounts credited to such Participant’s Aggregate Account as though he had retired.

13. Section 6.4 is amended by revising subsections (a) and (b) to read as follows, and adding new subsections (d), (e) and (f) to read as follows:

6.4 DETERMINATION OF BENEFITS UPON TERMINATION

(a) Upon a Participant’s termination of employment, the Participant’s Account shall be subject to the Participant’s investment directions in accordance with Section 4.11, and shall share in allocations of earnings and losses pursuant to Section 4.5(a) until such time as a distribution is made to the Terminated Participant. Distribution of the funds due to a Terminated Participant shall be made as soon as practicable following the Terminated Participant’s separation from service; provided, however, that in the case of a Participant who has not reached Normal Retirement Age and whose Vested Aggregate Account balance exceeds $5,000 ($3,500 for Plan Years prior to January 1, 1998) or, for distributions made prior to January 1, 2001, has exceeded $5,000 at the time of any prior distribution, no distribution shall be made a such time without the written consent of the Participant. If the Participant does not so consent, then distribution will be deferred until any subsequent date elected by the Participant in writing pursuant to such procedures as the Administrator may impose, but not later than the first day of the month coincident with or next following date the Participant attains Normal Retirement Age.

Any distribution under this subsection (a) shall be made in a manner which is consistent with and satisfies the provisions of Section 6.5, including, but not limited to, all notice and consent requirements of Code section 411(a)(11) and the Regulations thereunder.

If the value of a Terminated Participant’s Vested Aggregate Account does not exceed $5,000 ($3,500 for Plan Years prior to January 1, 1998) and, for distributions prior to January 1, 2001, has never exceeded such amount at the time of any prior distribution, the Administrator shall direct the Trustee to cause the entire benefit to be paid to such Participant in a single lump sum.

(b) Every Participant who is not a ULC Participant shall be fully Vested (i.e., 100% vested at all times) in his Aggregate Account. With respect to a ULC Participant, the Vested portion of his Participant’s Account shall be a percentage of the total amount credited to his Participant’s Account determined on the basis of the Participant’s number of Years of Service according to the following schedule:

Vesting Schedule

Years of Service	Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6	100%

* * * * * *

(d) This subsection (d) shall apply to any Former Participant who was a ULC Participant. If any Former Participant is reemployed after a 1-Year Break in Service has occurred, Years of Service shall include Years of Service prior to his 1-Year Break in Service subject to the following rules:

(i) If a Former Participant has a 1-Year Break in Service, his pre-break and post-break service shall be used for computing Years of Service for eligibility and for vesting purposes only after he has been employed for one (1) Year of Service following the date of his reemployment with the Employer;

(ii) Any Former Participant who under the Plan does not have a nonforfeitable right to any interest in the Plan resulting from Employer contributions shall lose credits otherwise allowable under (i) above if his consecutive 1-Year Breaks in Service equal or exceed the greater of (A) five (5) or (B) the aggregate number of his pre-break Years of Service; and

(iii) After five (5) consecutive 1-Year Breaks in Service, a Former Participant’s Vested Account balance attributable to pre-break service shall not be increased as a result of post-break service.

(e) In determining Years of Service for purposes of vesting under the Plan, Years of Service prior to the vesting computation period in which an Employee attained his eighteenth birthday shall be excluded.

(f) If a distribution is made at a time when a ULC Participant is not fully Vested in his Participant’s Account and the ULC Participant may increase the Vested percentage in such account:

(1) A separate account shall be established for the ULC Participant’s interest in the Plan as of the time of the distribution;

(2) At any relevant time, the ULC Participant’s Vested portion of the separate account shall be equal to an amount (“X”) determined by the formula:

X equals P(AB plus (RxD)) – (RxD)

For purposes of applying the formula: P is the Vested percentage at the relevant time, AB is the account balance at the relevant time, D is the amount of distribution, and R is the ratio of the account balance at the relevant time to the account balance after distribution.

14. Section 6.5(b) is amended to read a follows:

(b) Any distribution to a Terminated Participant who has a Vested Aggregate Account balance which exceeds or has ever exceeded $5,000 ($3,500 for Plan Years prior to

January 1, 1998) at the time of any prior distribution shall require such Participant’s consent if such distribution occurs prior to his Normal Retirement Age. Notwithstanding the foregoing, effective January 1, 2001, if the Vested Aggregate Account balance of the Terminated Participant does not exceed $5,000 without regard to the value of the Aggregate Account at the time of any prior distribution, the Administrator shall distribute such amount in a lump sum as soon as administratively practicable without the Terminated Participant’s consent following the Terminated Participant’s separation from service. In addition, the undistributed Vested Aggregate Accounts of Participants who terminated employment with the Employer or an Affiliated Employer prior to January 1, 2002, shall be distributed in the manner described in the preceding sentences as soon as administratively practicable if the Vested Aggregate Account of the Participant does not exceed $5,000; provided, however, that the Participant has not been rehired prior to the date of the distribution.

15. Section 8.2(a) is amended to read as follows:

(a) The Employer shall have the right at any time to terminate the Plan by delivering to the Trustee and Administrator written notice of such termination. Upon any full or partial termination or complete discontinuance of the Employer’s contributions to the Plan, all amounts credited to the affected Participants’ Aggregate Accounts shall be 100% Vested and shall not thereafter be subject to forfeiture, and any unallocated amounts shall be allocated to the accounts of all Participants in accordance with the provisions hereof.

IN WITNESS WHEREOF, Quaker Chemical Corporation has caused these presents to be duly executed on this 13th day of March, 2002.

QUAKER CHEMICAL CORPORATION

Attest:	/s/ D. Jeffry Benoliel	By:	/s/ James A. Geier

James A. Geier Vice President of Human Resources